As filed with the Securities and Exchange Commission on June 5, 2023.
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272140
UNDER THE SECURITIES ACT OF 1933
VISHAY INTERTECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	38-1686453
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
63 Lancaster Avenue
Malvern, Pennsylvania 19355-2143
(Address of principal executive offices)

Vishay Intertechnology, Inc. 2023 Long-Term Incentive Plan
(Full title of the plan)
_______________________________________________________________________
Lori Lipcaman
Executive Vice President, Chief Financial Officer
Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, Pennsylvania 19355-2143

(Name and Address of Agent For Service)
Telephone: (610) 644-1300
(Telephone Number, Including Area Code, of Agent For Service)
_______________________________________________________________________
Copies of all communications to:
Brian Katz
Troutman Pepper Hamilton Sanders LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
(215) 981-4000
_________________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	⊠	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Vishay Intertechnology, Inc., a Delaware corporation (the “Company”) hereby amends its Registration Statement on Form S-8 (File No. 333-272140) (the “Prior Registration Statement”) by filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to amend and restate the information appearing in Item 6 of Part II of such Prior Registration Statement to update the description of the extent to which the Company’s Corrected Amended and Restated Certificate of Incorporation provides exculpation under Delaware law.  No additional securities are being registered hereby.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.

The Company is organized under the laws of the State of Delaware. The General Corporation Law of the State of Delaware, as amended (the “DGCL”), provides that a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense, liability or loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action or suit brought by or in the right of the corporation, indemnification of any director, officer and other agent against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Article Ninth of the Company’s Corrected Amended and Restated Certificate of Incorporation provides for the indemnification of any person (and the heirs, executors and administrators of such person) who is or was a director, officer, employee or agent of the Company or of any other company, including another corporation, partnership, joint venture, trust or other enterprise which such person serves or served as such at the request of the Company, in connection with or resulting from any action, suit, proceeding, investigation or claim, civil, criminal, administrative, legislative or other (including any criminal action, suit or proceeding in which such person enters a plea of guilty or nolo contendere or its equivalent), or any appeal relating thereto, which is brought or threatened either by or in the right of the Corporation or such other company (herein called a ”derivative action”) or by any other person, governmental authority or instrumentality (herein called a ”third-party action”) and in which such person is made a party or is otherwise involved by reason of such person being or having been such director, officer, employee or agent or by reason of any action or omission, or alleged action or omission by such person in such person’s capacity as such director, officer, employee or agent, to the fullest extent permitted by the DGCL and specifies procedures to be followed by the Company and any person requesting indemnification in connection with any claim.

Under the DGCL, a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the Company or, if serving in such capacity at the request of the Company, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. The Company has purchased directors and officers liability insurance. A Delaware corporation also may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director under Section 174 of the DGCL (relating to unlawful payments of dividends or stock repurchases), (4) a director or officer for any transaction from which the director derived an improper personal benefit, or (5) an officer in any action by or in the right of the Company. Article Ninth of the Company’s Corrected Amended and Restated Certificate of Incorporation includes such a provision with respect to the Company’s directors.

Item 8.  Exhibits.
The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number	Description
4.1+
Corrected Amended and Restated Certificate of Incorporation of Vishay Intertechnology, Inc. dated June 5, 2012. Incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K filed June 5, 2012.

4.2+	Amended and Restated Bylaws dated June 1, 2011. Incorporated by reference to Exhibit 3.2 to the Company’s current report on Form 8-K filed June 2, 2011.
4.3+	First Amendment to Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed August 11, 2015.
4.4+	Second Amendment to Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed February 21, 2023.
5.1+
Opinion of Troutman Pepper Hamilton Sanders LLP as to the legality of the shares of Common Stock being registered hereby which may be issued by the Company under the Vishay Intertechnology, Inc. 2023 Long-Term Incentive Plan, dated May 23, 2023.

23.1*	Consent of Ernst & Young LLP.
23.2+	Consent of Troutman Pepper Hamilton Sanders LLP (contained in Exhibit 5.1).
24.1+	Power of Attorney.
107+	Filing Fee Table
+ Previously filed. * Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on this 5th day of June, 2023.
VISHAY INTERTECHNOLOGY, INC. (Registrant)

By:	/s/ Lori Lipcaman
Name:	Lori Lipcaman
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
Principal Executive Officer:
/s/ Joel Smejkal	President, Chief Executive Officer, and Director	June 5, 2023
Joel Smejkal

Principal Financial and Accounting Officer:
/s/ Lori Lipcaman	Executive Vice President and Chief Financial Officer	June 5, 2023
Lori Lipcaman

Board of Directors:
*	Executive Chairman of the Board of Directors	June 5, 2023
Marc Zandman

*	Director	June 5, 2023
Renee B. Booth

*	Director	June 5, 2023
Michael J. Cody

*	Director	June 5, 2023
Michiko Kurahashi

*	Director	June 5, 2023
Abraham Ludomirski

*	Director	June 5, 2023
Ziv Shoshani

*	Director	June 5, 2023
Timothy V. Talbert

*	Director	June 5, 2023
Jeffrey H. Vanneste

*	Director	June 5, 2023
Ruta Zandman

*	Director	June 5, 2023
Raanan Zilberman

*By:	/s/ Lori Lipcaman
Lori Lipcaman, as Attorney-in-Fact